Exhibit 5.1

CLPS Incorporation	D +852 3656 6054
c/o - Ogier Global (Cayman) Limited	E nathan.powell@ogier.com
89 Nexus Way, Camana Bay
Grand Cayman KY1-9009
Cayman Islands	Reference: NMP/FYC/173339.00002

31 March 2021

Dear Sirs

CLPS Incorporation (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s preparation of the Registration Statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), to be filed by the Company with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about the date hereof. The Registration Statement relates to the issuance of 2,666,666 shares of US$0.0001 par value of the Company (the Warrant Shares) upon the exercise of the Company’s private placement Warrants (as defined below) by the holders thereof.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 11 May 2017 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company dated 7 December 2017 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing dated 22 February 2021 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	a copy of the register of directors of the Company as at 17 December 2020 (the ROD);

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis James Bergstrom Marcus Leese

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com

(e)	an extract copy of the listed register of members of the Company as at 28 February 2021 and provided to us by the Company on 2 March 2021 (the ROM, and together with the ROD, the Registers);

(f)	a copy of the written resolutions of the board of directors dated 17 February 2021 and the written consent of the pricing committee of the board of directors dated 1 March 2021 (the Board Resolutions);

(g)	the securities purchase agreement dated 28 February 2021 between the Company and the purchasers named thereto (the Securities Purchase Agreement);

(h)	the common share purchase warrant issued by the Company on 3 March 2021 to each of Anson Investments Master Fund LP, Anson East Master Fund LP, Armistice Capital Master Fund Ltd., Intracoastal Capital, LLC, L1 Capital Global Opportunities Master Fund and S.H.N. Financial Investment Ltd., respectively (the Warrants, and together with the Securities Purchase Agreement, the Documents); and

(i)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate and the Registers is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the Company will have sufficient authorised share capital to effect the issue of any of the Warrant Shares at the time of issuance,

(j)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Warrant Shares and none of the Warrant Shares have been offered or issued to residents of the Cayman Islands;

(k)	upon the issue of the Warrant Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(l)	the Company is, and after the allotment (where applicable) and issuance of the Warrant Shares will be, able to pay its liabilities as they fall due; and

(m)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar. It is a separate legal entity and is subject to suit in its own name.

Valid Issuance of Warrant Shares

(b)	The Warrant Shares have been duly and validly authorized for issuance pursuant to the Board Resolutions.

(c)	Assuming that payment of the consideration set forth in the Documents has been made in full and no requirement to pay additional consideration is contained in any other document and subject to the satisfaction of any conditions or requirements set forth in the Documents, the Memorandum and Articles and the Board Resolutions, the Warrant Shares, when issued upon the exercise of the Warrants in accordance with the terms of the Documents and the Memorandum and Articles, will be validly issued as fully paid and non-assessable under Cayman Islands law. Upon entry in the listed shares register of the Company, the holders of the Warrant Shares will be the registered holders of such number of Warrant Shares as noted against their names on such listed shares register.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion may be used only in connection with the offer and sale of the Warrant Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier